EXHIBIT 11

Financial Code of Ethics

1.	The Company has adopted the present code of ethics that applies to its chairman and chief executive officer, its chief financial officer, its chief accounting officer and the financial and accounting officers of the Groups principal businesses (exploration and production, gas and power, trading and shipping, refining and marketing, chemicals).

The purpose of this code is to define certain principles contained in the Group’s Code of Conduct as they relate to financial and accounting functions.

This code is meant to ensure that the aforementioned persons (the “Concerned Persons”) fulfil their responsibilities under applicable laws and regulations regarding the disclosure of information that is full, fair and accurate, particularly regarding accounting and financial reporting, appropriate treatment of conflicts of interest and any eventual irregularities, and in general, respecting the Company’s procedures and ethical principals in these areas.

2.	As declared in the principles of the Code of Conduct, each Concerned Person shall avoid any situation that would create a personal conflict of interest with the Group.

In case of doubts concerning a particular situation, a Concerned Person shall consult the Ethics Committee.

Each Concerned Person shall report to the head of the Group’s internal audit department any conflict of interest to which such person may be exposed.

3.	Each Concerned Person must respect the disclosure controls and procedures put in place by the Company and assure that the documents submitted to market or securities authorities comply with applicable laws, rules and regulations. To this end, each Concerned Person shall inform him or herself regarding such laws, rules and regulations, including, as necessary, undertaking appropriate training in this regard.

4.	The Audit Committee shall monitor compliance with this code and shall consult, at least bi-annually and as often as may be necessary, with the head of the Group’s internal audit department to discuss such compliance.

Each Concerned Person who becomes aware of a violation of this code shall inform the head of the Group’s internal audit department who shall in turn investigate the incident under the direction of the Audit Committee.

The Audit Committee, upon the request of the head of the Group’s internal audit department, shall then recommend appropriate measures to be taken.

Any breach or non-application of this code shall be properly notified to the appropriate market or securities authorities.